Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) made as of this 26th day of January, 2011, by and among SUSQUEHANNA BANCSHARES, INC., a Pennsylvania corporation (the “Company”), SUSQUEHANNA BANK, a bank and trust company organized under the Pennsylvania Banking Code of 1965 and a wholly-owned subsidiary of the Company (the “Bank”) and Robert W. White, an adult individual whose principal residence is at 8 Hounds Run Lane, Blue Bell, Pa 19422 (the “Employee”).

Background

WHEREAS, the Employee and Abington Bancorp, Inc., a Pennsylvania corporation (“Abington”) and Abington Savings Bank, a Pennsylvania chartered stock-form savings bank (“Abington Bank”), are parties to two Amended and Restated Employment Agreements, both made and entered into as of November 28, 2007 (“Existing Agreements”);

WHEREAS, the Company and Abington intend to effect a business combination pursuant to which Abington will be acquired by the Company (the “Merger”), with the Company as the surviving entity, pursuant to an Agreement and Plan of Merger dated as of January 26, 2011 (the “Merger Agreement”);

WHEREAS, the Employee is currently the Chairman of the Board, President and Chief Executive Officer of both Abington and Abington Bank with over 30 years of service with Abington and Abington Bank;

WHEREAS, the Employee is the longest serving member of the Board of Abington Bank who provides invaluable insight and knowledge of the Board of Abington and Abington Bank and has extensive experience and institutional knowledge in the banking industry, specifically in the greater Philadelphia area;

WHEREAS, in connection with the Merger, the Company desires to induce the Employee to commence employment with the Bank because of the Employee’s invaluable insight, knowledge and experience which makes him an integral asset to the Company and the Bank following the Merger;

WHEREAS, the Employee hereby agrees to commence employment with the Bank, effective as of the Effective Time of the Merger as defined in the Merger Agreement (the “Effective Time”), on the terms and subject to the conditions hereinafter set forth;

WHEREAS, except as provided in this Agreement, this Agreement replaces and supersedes all previous employment agreements between the Employee and Abington, including the Existing Agreements;

WHEREAS, in consideration for the benefits and payments set forth herein, the Employee is willing to execute this Agreement and be bound by certain restrictive covenants set forth herein; and

WHEREAS, this Agreement is conditioned upon the consummation of the Merger pursuant to the Merger Agreement and shall be void and of no effect if the Merger is not consummated.

1. Position. The Company hereby agrees to cause the Bank to employ the Employee and the Employee hereby agrees to commence employment with the Bank as Executive Vice President of the Bank effective as of the Effective Time. In addition, the Company shall cause the Employee to be appointed as a member of the Board of Directors of the Company and the Bank, in each case, subject to the Employee having the necessary qualifications and the approval of the Corporate Governance and Nominating Committee of the Board, which approval shall not be unreasonably withheld.

2. Duties.

2.1 The Employee shall report to the President of the Delaware Valley Division and agrees to assume such duties and responsibilities as may be consistent with the position of Executive Vice President and as may be assigned to the Employee by the President of the Delaware Valley Division to whom the Employee reports or by the by-laws of the Bank from time to time. No change in the duties of the Employee shall in any way diminish the compensation payable to him pursuant to the provisions of Paragraph 5 hereof.

2.2 The Employee agrees to work sixty percent (60%) of a full-time work schedule and will devote his time, skill, attention and energies and his best efforts to the performance of his duties under this Agreement, consistent with practices and policies established from time to time by the Bank and sixty percent (60%) of a full-time work schedule. The Employee agrees, in addition to the covenants concerning Non-Competition contained in Paragraph 11, that he shall not engage in any other business activity (including, without limitation, participation by the Employee on any unaffiliated profit or non-profit board of directors) except: (a) upon the prior written notice to and consent of the Board of Directors of the Bank, (b) solely as an investor in real or personal property, the management of which shall not detract from the performance of his duties hereunder, or (c) except for positions currently held by the Employee and previously disclosed to the Company and the Bank, which include the Rotary Club of Jenkintown, the Federal Home Loan Bank of Pittsburgh, the Abington Health Foundation and Penn State University – Abington; provided, however, that the engagement by the Employee in any such business activity shall at all times be in conformity with the Bank’s Code of Ethics, as the same may be amended or supplemented from time to time. Notwithstanding anything herein to the contrary, the Employee shall terminate any such activity upon reasonable request by the Bank.

3. Period of Employment. Unless terminated earlier pursuant to the applicable termination provisions of this Agreement, the period of employment shall commence on the Effective Time on end on December 31, 2012 (the “Period of Employment”). This Agreement is conditioned upon the consummation of the Merger pursuant to the Merger Agreement and shall be void and of no effect if the Merger is not consummated.

4. Change in Control Payment. In consideration for this Agreement and the mutual covenants and promises contained herein, including the Employee’s agreement to be bound by the restrictive covenants set forth in Paragraphs 10 and 11 of this Agreement, the Bank shall pay or cause to be paid to the Employee $2,038,199 (the “Change in Control Payment”), as of the Closing Date (as defined in the Merger Agreement). The parties agree that the amount of the Change in Control Payment set forth in the preceding sentence is an estimated amount based on certain reasonable assumptions with respect to the projected cost of various types of insurance coverage and certain other benefits. The parties agree that the amount of the Change in Control Payment will be adjusted immediately prior to the Effective Time as necessary and mutually agreed to by the parties to take into account changes in the applicable IRS discount rate and any changes in the insurance premiums or the costs of such other benefits prior to the Effective Time. The Change in Control Payment as finally determined pursuant to the preceding sentence constitutes all amounts due to the Employee under the Existing Agreements in consideration for the termination of the Existing Agreements as of the Effective Time, including a cash payment in lieu of providing the insurance benefits specified in Section 5(g)(B) of the Existing Agreements, but excluding any parachute amounts associated with the accelerated vesting of stock options or restricted stock awards and excluding the payment of benefits under the Abington Bank Amended and Restated Supplemental Executive Retirement Plan. Notwithstanding anything else contained in this Agreement, the Company agrees to maintain in effect and honor the provisions of Section 6 of the Employee’s Existing Agreement with Abington as if such provisions were set forth herein, in the event it is subsequently determined that the Change in Control Payment, together with any other payments and benefits which the Employee has the right to receive from either the Company, the Bank, Abington or Abington Bank, constitutes a “parachute payment” within the meaning of section 280G(b)(2) of the Code. Notwithstanding anything contained herein to the contrary, if the Employee’s employment ceases due to a voluntary resignation from employment by the Employee in the absence of an Adverse Change at any time during the twelve (12) month period following the Effective Time, the Employee agrees that he will repay $50,000 of the Change in Control Payment to the Bank within thirty (30) days following the date on which the Employee resigns from employment.

5. Compensation. For all services rendered by the Employee under this Agreement, the Bank shall pay to the Employee compensation as provided below:

5.1 Base Salary. The Bank shall pay the Employee a minimum annual base salary at the rate of $193,200 per year in accordance with the Bank’s normal payroll practices. In connection with the annual review required by Subparagraph 5.3 hereof, the Employee’s base salary shall be reviewed and in light of such review may be increased (but not decreased), taking into account any change in the Employee’s responsibilities, performance of the Employee and other pertinent factors. Payment of any increase in the Employee’s base salary (if any) shall commence no later than July 1 of the year in which the increase is granted.

5.2 Bonus. The Bank may, but shall not be required to, pay to the Employee annual bonus compensation in such amount as may be determined by the Board of Directors of the Bank or its designee within guidelines established by the Bank. Such bonus shall not exceed the amount of the Employee’s annual base salary. The Employee’s bonus (if any) for a fiscal year shall be paid to him at the time and in the form and manner provided under the terms of the applicable plan pursuant to which the bonus is awarded.

5.3 Annual Review. The determination of compensation payable by the Bank hereunder shall be made by the Compensation Committee or its designee, which shall perform an annual review of this Agreement, the Employee’s performance with the Bank, and compensation payable hereunder. In such annual review, the Compensation Committee shall consider the recommendations of the Board of Directors of the Bank. The results of such review, including recommendation as to base salary adjustment and bonus (if any), shall be reported to the Bank and shall be memorialized in the minutes of the meetings of the Board of Directors of the Bank or held in a confidential file by the Bank’s or the Company’s Human Resources Department.

6. Benefits.

6.1 Life Insurance and Disability Benefits. The Employee shall be entitled to group term life insurance insuring the Employee’s life during the Period of Employment, disability insurance coverage, and accidental death and dismemberment benefits, including death benefit, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Bank, as the same may change from time to time, and subject in all respects to the terms of the applicable plan. The Employee shall designate the beneficiary of such policy and benefits.

6.2 Health Benefits. The Employee shall be entitled to major medical and health insurance coverage for the Employee and his immediate family on such terms, in such amounts and in such coverage as shall be consistent with the insurance coverage programs available to other salaried employees of the Bank generally, as the same may change from time to time, and subject in all respects to the terms of the applicable plan.

6.3 Other Benefits. To the extent such benefits are not specifically described or duplicated hereinabove in this Paragraph 6, the Employee shall also be entitled to participate in any and all thrift, profit sharing, pension and similar benefit plans (not including severance, change in control or other similar arrangements), now or hereafter maintained by the Company, the Bank or their Affiliates and offered by the Company, the Bank or their affiliates to salaried employees of the Bank generally, as the same may change from time to time, and subject in all respects to the terms of the applicable plan.

6.4 Automobile Benefits. The Employee shall be entitled to an automobile or automobile allowance in accordance with the terms of the Bank’s automobile policy at a level commensurate with the Employee’s position as Executive Vice President.

6.5 Expenses. Subject to such general employee expense account policies as the Bank may from time to time adopt, the Bank shall pay or reimburse the Employee upon presentation of vouchers or invoices for reasonable expenses incurred by the Employee in the performance of his duties in carrying out the terms and provisions of this Agreement, including, without limitation, expenses for such items as entertainment, travel, meals, hotel and similar items. In the event that any reimbursed expenses are disallowed by the Internal Revenue Service as deductions to the Bank, as the case may be, the Employee shall retain such reimbursed expense amounts which the Employee shall treat and report as additional compensation and which the Bank shall treat as deductible salary expense.

6.6 Vacation. The Employee shall be entitled to six weeks of vacation annually, to be taken at times reasonably convenient to the Bank.

6.7 Indemnification. To the extent permitted by law, the Bank shall indemnify the Employee and hold him harmless from all liability and claims, whether meritorious or not, including the cost of defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon any act or omission which the Employee has taken or committed or hereafter may take or commit on behalf of or in connection with the Bank in his official capacity, so long as the following conditions are met with respect to such claim or liability: (a) if such action was taken in the exercise of reasonable business judgment and was taken in an area within the scope of responsibility of the Employee, or (b) if not within the scope of the Employee’s responsibility, (i) at the time of such act or omission the Board of

Directors of the Bank had knowledge of the facts or circumstances pursuant to which such act was taken or such omission occurred and (ii) no written objection to such act or omission was duly made by the Board of Directors of the Bank.

Actions taken by the Employee which are covered by this Agreement specifically include (by way of illustration), but are not limited to, (a) the payment of any salary, bonus or other compensation to any officer, director, or employee, (b) the reimbursement or payment of any expenses incurred by any such officer, director or employee, (c) the making or retention of any investments (including, without limitation, loans) by the Bank, or (d) injury claims against the Company, the Bank and their Affiliates or the Employee based on negligence or other alleged tortious actions and which arise in connection with the conduct of the business of the Company, the Bank and their Affiliates.

The Employee shall indemnify the Company, the Bank and their Affiliates and hold them harmless from all liability and claims, whether meritorious or not, including the cost of the defense thereof (including reasonable attorneys’ fees) which have arisen or accrued or which hereafter may arise or accrue and are based upon acts taken without the consent or approval of the Board of Directors of the Bank and which represent the Employee’s deliberate malfeasance or gross negligence.

7. Termination. The Bank may terminate the Employee’s employment without Cause (as defined below), or subject to the requirements of applicable law, on account of the Employee’s Disability (as defined below), in either case, at any time, with 90 days’ advance written notice (or pay in lieu thereof). The Bank may terminate the Employee’s employment for Cause at any time without notice. The Employee may terminate his employment at any time for any reason, with two months’ advance written notice (or such shorter notice as the Bank shall then accept). Upon termination, the Employee shall be entitled only to such compensation and benefits as described in this Paragraph 7.

7.1 Termination by the Bank Without Cause or by the Employee Due to Adverse Change. The Employee’s employment under this Agreement may be terminated by the Bank at any time without Cause during the Period of Employment provided in this Employment Agreement or by the Employee within 12 months following a Change in Control if there occurs an Adverse Change within such 12 month period. In the event of and in consideration for all amounts and benefits payable hereunder by reason of a Change in Control, the Employee acknowledges that the provisions of Paragraph 11 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company on account of such Change in Control. In any such event of termination under this Subparagraph 7.1, the Bank shall pay to the Employee an amount equal to the greater of the Employee’s then current monthly salary rate or the rate in effect prior to any reduction which led to the termination times the greater of (A) the number of months otherwise remaining in the Period of Employment set forth in Paragraph 3, or (B) 12 months (either (A) or (B), whichever as applicable, shall be the “Payment Period”). The Bank shall also provide the Employee with benefits in accordance with Subparagraph 7.6 hereof. Subject to Subparagraph 7.2, the severance amounts described in this Subparagraph 7.1 shall be paid in bi-weekly compensation continuation payments for the Payment Period, with each payment equal to 1/26 of the Employee’s then current annual salary rate or the rate in effect prior to any reduction which led to the termination.

7.2 Section 409A of the Code Payment Requirements. Except as otherwise provided in Paragraph 7, all compensation and benefits shall cease at the time of such termination and the Bank shall have no further liability or obligation by reason of such termination.

Notwithstanding anything herein to the contrary, if, at the time of the Employee’s termination of employment with the Bank, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as such term is defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable under this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Bank shall postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4) and/or the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following the Employee’s “separation from service” with the Bank. If any payments are postponed due to such requirements, such postponed amounts shall be paid in a lump sum to the Employee on the first payroll date that occurs after the date that is six months following the Employee’s “separation of service” with the Bank. If the Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Employee’ s estate within 60 days after the date of the Employee’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under section 409A of the Code, as determined by the Compensation Committee or its designee. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Compensation Committee or its designee in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

7.3 Other Terminations. If the Employee’s employment ceases for any reason other than as described in Subparagraph 7.1, above (including, but not limited, to (a) termination by the Bank for Cause, (b) as a result of the Employee’s death or termination by the Bank on account of the Employee’s Disability, (c) resignation by the

Employee in the absence of an Adverse Change, or (d) expiration of this Agreement, then the Employee shall receive payment for his accrued and unpaid base salary through the date of such cessation. All compensation and benefits shall cease at the time of such termination and, except as otherwise provided herein or in the applicable employee benefit plans of the Company, the Bank or their Affiliates, the Bank shall have no further liability or obligation by reason of such termination.

7.4 Claims. Any claims for benefits under Paragraph 7 of the Agreement shall be governed by the claims procedures in the Susquehanna Bancshares, Inc. Key Employee Severance Pay Plan, as amended from time to time. However, the severance benefit provisions of this Agreement shall govern in lieu of the severance provisions of such Plan. Except as specifically provided in this Agreement, the benefits provided under this Agreement in the case of a termination shall be in lieu of those provided by the Bank and its Affiliates under any other severance plans.

7.5 Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee’s execution and delivery to the Bank of an effective general release and non-disparagement agreement in a form prescribed by the Bank and in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

7.6 Other Rights. Nothing in this Agreement is intended to limit the Employee’s right to (a) payment or reimbursement for welfare benefit claims incurred prior to the cessation of his employment under any group insurance plan, policy or arrangement of the Company in accordance with the terms of such plan, policy or arrangement, (b) elect COBRA Benefits in accordance with applicable law, or (c) receive a distribution of vested accrued benefits from any employee pension benefit plan in accordance with the terms of that plan.

7.7 Parachute Payments.

7.7.1 Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Bank or its Affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would constitute an “excess parachute payment” within the meaning of section 280G of the Code (each such payment, a “Parachute Payment”) and would result in the imposition on the Employee of an excise tax under section 4999 of the Code, then, in addition to any other benefits to which the Employee is entitled under this Agreement or otherwise, the Employee shall be paid an amount in cash equal to the sum of the excise taxes payable by the Employee by reason of receiving Parachute Payments plus the amount necessary to place the Employee in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including, without limitation, any payments under this Subparagraph 7.7.1)) as if no excise taxes had been imposed with respect to Parachute Payments (the “Parachute Gross-up”). In no event shall a Parachute Gross-up be payable under this subparagraph 7.7.1 in the absence of a Change in Control. Any Parachute Gross-up otherwise required by this Subparagraph 7.7.1 shall not be made later than the time of the corresponding payment or benefit hereunder giving rise to the underlying section 4999 of the Code excise tax (to the extent such determination has been made prior to such time), even if the payment of the excise tax is not required under the Code until a later time. Any Parachute Gross-up otherwise required under this Subparagraph 7.7.1 shall be made, whether or not payments or benefits are payable under this Agreement, and whether or not the Employee’s employment with the Bank shall have been terminated.

7.7.2 All determinations to be made under this Subparagraph 7.7 shall be made by an independent public accounting firm chosen by the Bank (the “Accounting Firm”).

7.7.3 In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of sections 280G or 4999 of the Code to any payment by the Bank or its Affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Bank or its Affiliates, the Employee shall provide notice to the Bank of such inquiry or assessment within 10 days, and shall take no action with respect to such inquiry or assessment until the Bank has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Bank shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of receiving a Parachute Gross-up with respect to such inquiry or assessment.

7.7.4 All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Subparagraphs 7.7.1 and 7.7.2 above, or of the representative appointed pursuant to Subparagraph 7.7.3 above, shall be borne solely by the Bank.

7.7.5 Notwithstanding the foregoing, if the imposition of a section 4999 of the Code excise tax could be avoided by a reduction of the payments due to the Employee (determined before application of Subparagraph 7.7.1) by an amount of 10% or less, then the total of all such payments shall be reduced to an amount one dollar ($1.00) below the amount that would cause a section 4999 of the Code excise tax to be imposed, and Subparagraph 7.7.1 shall not apply.

7.7.6 To the extent necessary to eliminate a Parachute Payment, the amounts payable or benefits to be provided to the Employee shall be reduced such that the economic loss to the Employee as a result of the Parachute Payment elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

7.7.7 Notwithstanding any provision of this Subparagraph 7.7 to the contrary, in accordance with the requirements of section 409A of the Code, any Parachute Gross-up payable hereunder shall be paid not later than the end of the calendar year next following the calendar year in which the Employee or the Bank (as applicable) remits the taxes for which the Parachute Gross-up is being paid.

7.8 Enforcement. Following any Change in Control, the Bank shall pay all legal fees and costs incurred by the Employee to enforce his rights under this Agreement if (a) he is required to initiate a proceeding to enforce such rights and (b) he is awarded any relief in that proceeding.

8. Confidential Information. During the Period of Employment, and at any time thereafter, the Employee shall not, without the consent of a senior officer of the Company, disclose to any person, firm or corporation (except, during the term of his employment, to the extent necessary to perform his duties hereunder) any customer lists, trade secrets, reports, correspondence, mailing lists, manuals, price lists, employee lists, prospective employee lists, letters, records or any other confidential information relating to the business of the Company, the Bank or any of their Affiliates and shall not, without the consent of a senior officer of the Company, deliver any oral address or speech or publish, or knowingly permit to be published, any written matter in any way relating to confidential information regarding the business of the Company, Bank or any of their Affiliates.

9. Property Rights. The Employee agrees that all literary work, copyrightable material or other proprietary information or materials developed by the Employee during the term of this Agreement and relating to, or capable of being used or adopted for use in, the business of the Company, the Bank and their Affiliates shall inure to and be the property of the Company, the Bank and their Affiliates and must be promptly disclosed to the Bank. Both during employment by the Bank and thereafter, the Employee shall, at the expense of the Bank, execute such documents and do such things as the Company or the Bank reasonably may request to enable the Company, the Bank or their nominee (i) to apply for copyright or equivalent protection in the United States, Canada and elsewhere for any literary work hereinabove referred in this Paragraph, or (ii) to be vested with any such copyright protection in the United States, Canada and elsewhere.

10. Non-Disparagement. Upon termination of employment hereunder, the Employee shall not malign, criticize or otherwise disparage the Company, the Bank or any of their Affiliates or their respective officers, employees or directors.

11. Non-Competition.

11.1 During the Period of Employment hereunder and then for one year following the Employee’s termination of employment for any reason:

11.1.1 The Employee shall not directly for himself or any third party, become engaged in any business or activity which is directly in competition with any services or financial products sold by, or any business or activity engaged in by, the Company, the Bank or any of their Affiliates, including, without limitation, any business or activity engaged in by any federally or state chartered bank, savings bank, savings and loan association, trust company and/or credit union, and/or any services or financial products sold by such entities, including, without limitation, the taking and accepting of deposits, the provision of trust services, the making of loans and/or the extension of credit, brokering loans and/or leases and the provision of insurance and investment services, within a 25 mile radius of any office or facility of the Company, the Bank or any of their Affiliates. This provision shall not restrict the Employee from owning or investing in publicly traded securities of financial institutions, so long as his aggregate holdings in any financial institution do not exceed 10% of the outstanding capital stock of such institution.

11.1.2 The Employee shall not solicit any person who was a customer of the Company, the Bank or any of their Affiliates during the period of the Employee’s employment hereunder, or solicit potential customers who are or were identified through leads developed during the course of employment with the Bank, or otherwise divert or attempt to divert any existing business of the Company, the Bank or any of their Affiliates within any area of 100 miles of any office or facility of the Company, the Bank or any of their Affiliates.

11.1.3 The Employee shall not directly for himself or any third party, solicit, induce, recruit or cause another person in the employment of the Company, the Bank or any of their Affiliates to terminate his employment for the purposes of joining, associating, or becoming employed with any business or activity which is in competition with any services or financial products sold, or any business or activity engaged in, by the Company, the Bank or any of their Affiliates.

11.1.4 The Employee understands that in the event of a violation of any provision of this Agreement, the Company and the Bank shall have the right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. The Employee understands that the Bank may suspend future payments of the compensation continuation payments and benefits provided in Subparagraph 7.1 and may seek, as a remedy, a return of any prior compensation continuation payments made under Subparagraph 7.1 or the portion of the Change in Control Payment made under Paragraph 4 allocable to these restrictive covenants pursuant to Subparagraph 11.6 below. The remedies provided in this Paragraph shall be in addition to any legal or equitable remedies existing at law or provided for in any other agreement between the Employee and the Company, the Bank or any of their Affiliates, and shall not be construed as a limitation upon, or as an alternative or in lieu of, any such remedies. If any provisions of this Paragraph shall be determined by a court of competent jurisdiction to be unenforceable in part by reason of it being too great a period of time or covering too great a geographical area, it shall be in full force and effect as to that period of time or geographical area determined to be reasonable by the court.

11.1.5 In the event of a Change in Control, the Employee acknowledges that the provisions of Paragraph 11 hereof shall extend to any offices or facilities of any business that becomes an affiliate of or successor to the Company, the Bank or any of their Affiliates on account of such Change in Control and that the period specified in Subparagraph 11.1 shall be two years instead of one year.

11.1.6 For purposes of this Agreement, not less than $313,000 of the Change in Control Payment set forth in Paragraph 4 is in consideration for the Employee’s agreement to enter into and continued compliance with the restrictive covenants set forth in Paragraphs 10 and 11 of this Agreement. The Company believes such restrictive covenants are imperative to the Merger as the Employee is currently the Chairman of the Board, President and Chief Executive Officer of both Abington and Abington Bank with over 30 years of service with Abington and Abington Bank. The Employee is the longest serving member of the Board of Abington Bank and provides invaluable insight and knowledge of the Board of Abington and Abington Bank and has extensive experience and institutional knowledge in the banking industry, specifically in the greater Philadelphia area. This invaluable insight, knowledge and experience makes the Employee an integral asset to the Company and the Bank following the Merger.

12. Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

12.1 If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Company’s, the Bank’s or any of their Affiliates’ affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)) or any amendments or supplements thereto, the Company’s and the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

12.2 If the Employee is removed and/or permanently prohibited from participating in the conduct of the Company’s, the Bank’s or its Affiliates’ affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) or (g)(1)) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Company, the Bank or their Affiliates, all obligations of the Company, the Bank and their Affiliates under the contract shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

12.3 If the Company, the Bank or any of their Affiliates is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Company, the Bank or any of their Affiliates), all obligations under this Agreement shall terminate as of the date of default, but this Subparagraph 12.3 shall not affect any vested rights of the parties.

13. Records. Upon the termination of employment hereunder, the Employee shall deliver to the Bank all correspondence, reports, customer lists, office keys, manuals, advertising brochures, sample contracts, price lists, employee lists, prospective employee lists, mailing lists, letters, records and any and all other documents pertaining to or containing information relative to the business of the Bank, and the Employee shall not remove any of such records either during the course of employment or upon the termination thereof.

The Employee understands that in the event of a violation of the provisions of this Paragraph 13, the Bank shall have the right to seek injunctive relief, in addition to any other existing rights provided herein or by operation of law, without the requirement of posting bond. The remedies provided in this Paragraph 13 shall be in addition to any legal or equitable remedies existing between the Employee and the Bank, and shall not be construed as a limitation upon, or as alternative or in lieu of, such remedies.

14. Survival. Notwithstanding anything to the contrary in this Agreement, the parties agree that the Employee’s obligations under Paragraphs 8, 9, 10, and 11 of this Agreement shall continue despite the expiration of the term of this Agreement or its termination.

15. Definitions.

For purposes of this Agreement:

15.1 The term “Adverse Change” shall include and be limited to (A) a significant change in the nature or scope of the Employee’s duties as set forth in the first sentence of Paragraph 2 hereof such that the Employee has been reduced to a position of materially lesser authority, status or responsibility (provided, however, for purposes of this Subparagraph, in circumstances not involving a Change in Control, so long as the Employee remains a senior officer (which shall mean and include any officer position with the Bank above the position of vice president), an Adverse Change shall not be deemed to have occurred), or the time required to be spent by the Employee 60 miles or more beyond the Bank’s geographic market area shall be increased without the Employee’s consent by more than 20%, as compared to the average of the two preceding years, (B) a material reduction in the Employee’s base compensation, or (C) any other material and willful breach by the Bank of any other provision of this Agreement.

However, none of the foregoing events or conditions shall constitute an Adverse Change unless: (x) the Employee provides the Bank with written objection to the event or condition within 60 days following the occurrence thereof, (y) the Bank does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and (z) the Employee resigns his employment within 60 days following the expiration of the 30-day cure period. If the Employee’s termination occurs after such time, the termination shall be treated as a termination other than for Adverse Change and the Employee shall not be entitled to severance benefits under this Agreement.

15.2 The term “Affiliate” shall mean with respect to the Company or the Bank, persons or entities controlling, controlled by or under common control with the Company or the Bank.

15.3 Unless otherwise required by the context, the term “Board” shall mean the Board of Directors of the Company.

15.4 The term “Cause” shall mean any of the following: (a) the Employee’s personal dishonesty; (b) the Employee’s incompetence; (c) the Employee’s willful misconduct; (d) the Employee’s breach of fiduciary duty involving personal profit; (e) the Employee’s intentional failure to perform stated duties; (f) the Employee’s willful violation of any law, rule or regulation (other than traffic violations or similar offenses); (g) the issuance of a final cease-and-desist order by a state or federal agency having jurisdiction over the Bank or any entity which controls the Bank to the extent such cease-and-desist order requires the termination of the Employee; or (h) a material breach by the Employee of any provision of this Agreement.

15.5 The term “Change in Control” shall mean the first to occur, after the Effective Time, of any of the following:

(a) if any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 25% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities;

(b) if during any period of 24 consecutive months during the existence of this Agreement commencing on or after the date hereof, the individuals who, at the beginning of such period, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this clause (b);

(c) the consummation of a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, as defined in clause (a), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 40% or more of either the then outstanding shares of stock of the Company or the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportion as their ownership of the Company immediately prior to such sale.

Upon the occurrence of a Change in Control, no subsequent event or condition shall constitute a Change in Control for purposes of this Agreement, with the result that there can be no more than one Change in Control hereunder.

15.6 The term “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

15.7 The term “Company” shall mean the Company as hereinbefore defined or any entity succeeding to substantially all of the assets and business of the Company.

15.8 The term “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

15.9 The terms “COBRA” and “COBRA Benefits” shall refer to continued group health insurance benefits under sections 601-607 of the Employee Retirement Income Security Act of 1974, as amended, (29 U.S.C. part 6) Act and the regulations promulgated thereunder.

15.10 The term “Disability” means a condition entitling the Employee to benefits under the long term disability plan, policy or arrangement of the Company, the Bank or any of their Affiliates applicable to the Employee; provided, however, that if no such plan, policy or arrangement is then maintained by the Company, the Bank or any of their Affiliates and applicable to the Employee, “Disability” will mean the Employee’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 180 days or more. Termination as a result of a Disability will not be construed as a termination “without Cause.”

15.11 The term “Period of Employment” shall have the meaning described in Paragraph 3.

15.12 The term “Person” shall have the meaning ascribed thereto by Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof (except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) such Employee or any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) which includes the Employee).

16. Miscellaneous.

16.1 Assignment. This Agreement (including, without limitation, Paragraph 11 hereof relating to non-competition) shall be binding upon the parties hereto, the heirs and legal representatives of the Employee and the successors and assigns of the Bank.

16.2 Prohibited Assignment. The Employee shall have no right to exchange, convert, encumber or dispose of the rights to receive the benefits or payments under this Agreement, which payments, benefits and rights thereto are expressly declared to be non-assignable and non-transferable.

16.3 Notices. Any notice required, permitted or intended to be given under this Agreement shall be in writing and shall be deemed to have been given only if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid to the appropriate address shown below, or such revised address as is delivered to the other party by the same means.

(a)	Notices to the Bank shall be sent to:

Susquehanna Bank

Attn. Director of Human Resources

26 North Cedar Street

P.O. Box 1000

Lititz, PA 17543-7000

(b)	Notices to the Employee shall be sent to the most recent address on file with the Company.

16.4 Entire Agreement. This Agreement constitutes the entire agreement between the parties in connection with the subject matter hereof, supersedes any and all prior agreements or understandings between the parties, including the Existing Agreements (except as set forth herein), and may only be changed by agreement in writing between the parties.

16.5 Construction. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without application of the principles of conflicts of laws.

16.6 Paragraph Headings. The Paragraph headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

16.7 Section 409A of the Code. This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. The Employee shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company or the Bank have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code). In no event shall the Employee, directly or indirectly, designate the calendar year of payment, except as permitted under section 409A of the Code. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section

409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense shall be made on or before March 15th of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Nothing contained in this Agreement shall constitute any representation or warranty by the Company or the Bank regarding compliance with section 409A of the Code. Neither the Company nor the Bank has any obligation to take any action to prevent the assessment of any excise tax under section 409A of the Code on any person and neither the Company, the Bank, nor any of their Affiliates, or any of their employees or representatives shall have any liability to the Employee with respect thereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Agreement the day and year first above written.

SUSQUEHANNA BANCSHARES, INC.

Attest:	/s/ Sandra Vegoe	By:	/s/ Edward Balderston

SUSQUEHANNA BANK

Attest:	/s/ Sandra Vegoe	By:	/s/ Eddie Dunklebarger

Robert W. White
Witness:

/s/ Frank Kovalcheck		/s/ Robert W. White